EXHIBIT 99.1

Public Relations Contact
Dan Berthiaume
Adobe
408-536-2584
dberthia@adobe.com

Investor Relations Contact
Mike Saviage
Adobe
408-536-4416
ir@adobe.com

FOR IMMEDIATE RELEASE

Adobe Authorizes New $8 Billion Stock Repurchase Program

SAN JOSE, Calif. - May 21, 2018 - Adobe (Nasdaq:ADBE) today announced its Board of Directors has approved a new stock repurchase program granting the company authority to repurchase up to $8 billion in common stock through its fiscal year 2021. Under the program, which is designed to return value to Adobe’s stockholders, offset dilution from stock issuances, and reduce share count over time, the company may repurchase shares in the open market and enter into structured repurchase agreements with third parties. The new stock repurchase authority is a significant expansion of the company’s previous program authorizing the repurchase of up to $2.5 billion in common stock through fiscal year 2019 that is expected to be exhausted later this year.  The new program is expected to be funded from Adobe’s future cash flow from operations and is not expected to have a material impact on the company’s fiscal year 2018 earnings.
“Our ability to substantially increase Adobe’s stock repurchase program is reflective of our strong cash flow expectations and balance sheet, and reinforces our commitment to returning value and excess cash to our stockholders,” said John Murphy, executive vice president and chief financial officer, Adobe.
Forward-Looking Statements Disclosure
This press release contains forward-looking statements, including those related to Adobe’s stock repurchases, earnings, cash flow and use of cash, which involve risks and uncertainties that could cause actual results to differ materially, including but not limited to, risks and uncertainties described in Adobe’s Annual Report on Form 10-K for our fiscal year 2017 ended Dec. 1, 2017, and Adobe's Quarterly Reports on Form 10-Q issued in fiscal year 2018. For further discussion of these and other risks and uncertainties, individuals should refer to Adobe’s SEC filings.

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